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                                 Exhibit 11
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
                      Computation of Per Share Earnings



                                                   Three Months Ended
                                                        March 31,
                                               ----------------------------
                                                   2000            1999
                                               ------------    ------------
EARNINGS
--------
Net Earnings                                   $  1,692,733    $  2,498,458
                                               ============    ============

SHARES
------
Weighted Average Number of
   Common Shares Outstanding (See Note)           5,661,134       5,888,825

Additional Shares Assuming
   Conversion of Stock Options                       21,907          81,461
                                               ------------    ------------
Weighted Average Common Shares
   Outstanding and Equivalents                    5,683,041       5,970,286
                                               ============    ============

Basic Net Earnings Per Share                   $        .30    $        .42
                                               ============    ============

Diluted Net Earnings Per Share                 $        .30    $        .42
                                               ============    ============

Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.
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